Exhibit 99.1

FOR IMMEDIATE RELEASE
August 9, 2007

INTERLEUKIN GENETICS REPORTS SECOND QUARTER 2007
FINANCIAL RESULTS

WALTHAM, MA - AUGUST 9, 2007 - Interleukin Genetics, Inc. (AMEX: ILI), a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market, today reported results for its second quarter ended June 30, 2007.

Interleukin reported revenue of $2.4 million for the three months ended June 30, 2007, compared to revenue of $1.3 million for the comparable period last year, a 79 percent increase. Net loss for the second quarter was $2.0 million, or $(0.07) per basic and diluted share, compared to a net loss of $923,000, or $(0.04) per basic and diluted share for the second quarter of 2006.

The increase in revenue for the second quarter 2007 was attributable to the Consumer Products segment which was acquired in August 2006 and sells branded nutritional supplement products to mass retail outlets. Interleukin reported $220,000 in revenue from its Genetic Testing segment, $1.7 million in revenue from its Consumer Products segment and $531,000 in revenue from its Research segment.

Thomas Curran, interim Chief Executive Officer, said, “Our financial results this quarter reflect a number of activities necessary in the development of our business as a leader in the genetic testing and personalized wellness arena. We envision a future of medicine where genetic testing will be used by both doctors and consumers to help prevent and treat illness. We are determined to take advantage of our leading role in this area, with multiple genetic tests and consumer products currently in the market. We are also talking to potential strategic partners to expand the development and distribution of our products. In 2008, we expect to have four genetic tests available for consumers in North America. In addition, we expect to launch our first genetic test internationally in 2009. We are committed to continuing our progress in building awareness within the medical, consumer and financial markets about our research, products and growth opportunities.”

Quarter Update

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In the second quarter, ILI announced a program to use its perilipin genetic technology, in-licensed from Tufts University, to develop a genetic test to guide medically-supervised weight loss in obese individuals.

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In collaboration with investigators at Tongji Medical College in Wuhan, China, 1,300 subjects who have cardiovascular disease or are healthy controls have been enrolled in a clinical study focused on heart disease and wellness.

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In collaboration with the New Medical Research System Clinic in Tokyo, ILI completed enrollment of 400 subjects in a study focused on genetic variations, bone loss and osteoporosis in post-menopausal women in Japan.

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Interleukin is currently developing tests with a primary focus on inflammation genetics, an area in which Interleukin currently holds 20 issued U.S. patents. Some tests will be developed for the Alticor channel, and others may be developed for medical channels and for other consumer channels.

Additional research studies are now in progress to explore the potential for additional tests related to genetic risk for early strokes and risk for more severe forms of osteoarthritis.

Ken Kornman, President and Chief Scientific Officer, said, “We believe that the future of medicine will be characterized by prevention, prediction and personalization. Interleukin and its advisors have been part of the science and actions that have helped to make this opportunity a reality, and we are making important strides to take advantage of our leadership in this new and exciting marketplace. Our weight loss test is a perfect example of this. We intend to develop products to help individuals lose weight more effectively based on genetic differences in their metabolism. We also expect that the ongoing studies in Japan and China will help Interleukin’s scientists to better understand how genetic variations that predict increased risk for heart attacks and osteoporosis may be influenced by dietary and environmental factors in different populations, and help us successfully introduce our genetic tests into these important markets.”

Research and development expenses for the quarter were $786,000 compared to $892,000 for the second quarter 2006. The decrease primarily reflects the timing of third party costs related to ongoing research projects.

Interleukin reported selling, general and administrative expenses of $2.0 million for the quarter ended June 30, 2007, compared to $817,000 for the same period last year. This increase was primarily attributable to costs associated with the operation of the Alan James Group.

Balance Sheet
As of June 30, 2007, Interleukin reported cash and cash equivalents of $8.6 million compared to $10.1 million at December 31, 2006. In addition, on June 30, 2007, the Company had access to $14.3 million under its credit facility with Alticor.

ILI Earnings Conference Call

To access the live call on August 9, 2007 at 4:30 PM EDT, dial (800) 257-3401 (domestic) or (303) 262-2005 (international). The call will also be available live via webcast at www.ilgenetics.com.

Replay access of the teleconference will be available for two weeks following the call by calling (800) 405-2236 (domestic) or (303) 590-3000 (international). The passcode for the replay is 11095100. The webcast will be archived following the call at www.ilgenetics.com.

About Interleukin
Interleukin Genetics, Inc. (AMEX: ILI) is a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market. Focused on the future of health and medicine, Interleukin uses its leading genetics research and scientific capabilities to develop and test innovative preventive and therapeutic products. Interleukin currently offers an array of Nutraceuticals and OTCeuticals®, including Ginkoba®, Ginsana® and Venastat® which are sold at the nation’s largest food, drug and mass retailers, and has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment, and general nutrition assessment. Interleukin is headquartered in Waltham, MA. For more information about Interleukin and its ongoing programs, please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to make progress in advancing our core technologies, our ability to identify suitable commercial partners and enter into favorable agreements with them, and our expectations regarding future revenues from our nutritional supplement products. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, our ability to integrate acquired businesses, our ability to maintain relationships with our important customers, and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2006, as amended, filed with the Securities and Exchange Commission, our quarterly reports on Form 10-Q and other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

Gensona is a registered trademark of Alticor, Inc.

For Interleukin Genetics:
Paul Voegelin
(781) 398-0700

Additional Contacts for Media / Investors:
J.J. Rissi (212) 445-8224, Weber Shandwick
Rich Tauberman (201) 964-2408, Financial Relations Board

INTERLEUKIN GENETICS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

Balance Sheet Data:
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)

Cash and cash equivalents	$8,639,743	$10,082,919
Total current assets	11,276,914	12,991,113
Total assets	$20,030,607	$22,630,285

Total current liabilities	$7,885,821	$7,388,353
Total liabilities	9,349,822	8,844,354

Total shareholders' equity	10,680,785	13,785,931

Total liabilities and shareholders' equity	$20,030,607	$22,630,285

Statement of Operations Data (Unaudited):	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Genetic testing service revenue	$219,615	$1,342,470	$491,265	$1,564,663
Net consumer products sales	1,653,087	-	3,380,867	-
Contract research revenue	531,471	-	948,971	-
Other	4,296	2,210	6,643	12,251

Total revenue	2,408,469	1,344,680	4,827,746	1,576,914

Operating costs and expenses:
Cost of genetic testing services	258,232	408,282	509,137	605,934
Cost of consumer products sold	890,848	-	1,886,303	-
Research and development	785,938	891,929	1,460,398	1,660,659
Selling, general and administrative	1,961,991	816,810	3,657,501	1,530,508
Amortization of intangibles	411,940	12,476	822,865	24,254

Total operating costs and expenses	4,308,949	2,129,497	8,336,204	3,821,355

Loss from operations	(1,900,480)	(784,817)	(3,508,458)	(2,244,441)

Total other income and expense, net	(64,209)	(138,365)	(120,140)	(268,219)

Net loss before income taxes	(1,964,689)	(923,182)	(3,628,598)	(2,512,660)

Provision for income taxes	(4,000)	-	(8,000)	-

Net loss	$(1,968,689)	$(923,182)	$(3,636,598)	$(2,512,660)

Net loss per basic and diluted common share	$(0.07)	$(0.04)	$(0.13)	$(0.10)

Weighted average common shares outstanding	27,692,014	24,190,841	27,634,313	24,105,396